                                                                     Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       FIRST VIRTUAL HOLDINGS INCORPORATED

                              DB ACQUISITION CORP.

                             DISTRIBUTED BITS L.L.C.

                                  DEREK SCRUGGS

                                   DBI L.L.C.

                     RICHARD ANGELL AS MEMBER REPRESENTATIVE

              AND CHASE MANHATTAN BANK AND TRUST COMPANY, NATIONAL
                          ASSOCIATION AS ESCROW AGENT

                          DATED AS OF NOVEMBER 18, 1998

                               TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
   ARTICLE I THE MERGER..........................................................................1

        1.1    The Merger........................................................................1
        1.2    Effective Time....................................................................2
        1.3    Effect of the Merger..............................................................2
        1.4    Certificate of Incorporation; Bylaws..............................................2
        1.5    Directors and Officers............................................................2
        1.6    Merger Consideration..............................................................2
        1.7    Effect of Merger on DBits Membership Interests....................................3
        1.8    Escrow Fund.......................................................................5
        1.9    Surrender of DBits Membership Interests...........................................6
        1.10   No Further Ownership Rights in DBits Membership Interests.........................6
        1.11   Tax Consequences..................................................................7
        1.12   Taking of Necessary Action; Further Action........................................7


   ARTICLE II REPRESENTATIONS AND WARRANTIES OF DBITS AND MAJORITY MEMBERS.......................7

        2.1    Organization of DBits.............................................................7
        2.2    DBits Capital Structure...........................................................7
        2.3    Subsidiaries......................................................................8
        2.4    Authority.........................................................................8
        2.5    No Conflict.......................................................................9
        2.6    Consents..........................................................................9
        2.7    DBits Financial Statements........................................................9
        2.8    No Undisclosed Liabilities........................................................9
        2.9    No Changes.......................................................................10
        2.10   Tax and Other Returns and Reports................................................11
        2.11   Restrictions on Business Activities..............................................13
        2.12   Title to Properties; Absence of Liens and Encumbrances...........................13
        2.13   Intellectual Property............................................................14
        2.14   Agreements, Contracts and Commitments............................................17
        2.15   Interested Party Transactions....................................................18
        2.16   Compliance with Laws.............................................................19
        2.17   Governmental Authorization.......................................................19
        2.18   Litigation.......................................................................19
        2.19   Insurance........................................................................19
        2.20   Minute Books.....................................................................19
        2.21   Environmental Matters............................................................20
        2.22   Brokers' and Finders' Fees; Third Party Expenses.................................20
        2.23   Employee Matters and Benefit Plans...............................................20
        2.24   Member Loans.....................................................................24
        2.25   No Interference or Conflict......................................................24
        2.26   Complete Copies of Materials.....................................................24

                               TABLE OF CONTENTS

                                  (Continued)


                                                                                               Page
                                                                                               ----
        2.27   Year 2000 Compliance.............................................................24
        2.28   Representations Complete.........................................................25


   ARTICLE II A FURTHER REPRESENTATIONS AND WARRANTIES OF THE MAJORITY MEMBERS..................25

        2A.1   Due Authorization................................................................25
        2A.2   No Violation.....................................................................26
        2A.3   No Consent Needed................................................................26
        2A.4   Ownership of DBits Capital Stock.................................................26
        2A.5   Tax Matters......................................................................26
        2A.6   Absence of Claims by the Majority Member.........................................26


   ARTICLE III REPRESENTATIONS AND WARRANTIES OF FIRST VIRTUAL AND SUB..........................27

        3.1    Organization, Standing and Power.................................................27
        3.2    Authority........................................................................27
        3.3    Capital Structure................................................................27
        3.4    No Conflict......................................................................28
        3.5    Consents.........................................................................28
        3.6    SEC Documents; First Virtual Financial Statements................................28
        3.7    No Material Adverse Change.......................................................29
        3.8    Litigation.......................................................................29
        3.9    Brokers' and Finders' Fees; Third Party Expenses.................................29


   ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................................29

        4.1    Conduct of Business of DBits.....................................................29
        4.2    No Solicitation..................................................................32


   ARTICLE V ADDITIONAL AGREEMENTS..............................................................32

        5.1    DBits Member Approval............................................................32
        5.2    Sale of Shares...................................................................33
        5.3    Access to Information............................................................33
        5.4    Confidentiality..................................................................33
        5.5    Expenses.........................................................................33
        5.6    Public Disclosure................................................................33
        5.7    Consents.........................................................................34

                               TABLE OF CONTENTS

                                  (Continued)


                                                                                               Page
                                                                                               ----
        5.8    FIRPTA Compliance................................................................34
        5.9    Reasonable Efforts...............................................................34
        5.10   Notification of Certain Matters..................................................34
        5.11   Limitation on Transfers by DBI L.L.C.............................................34
        5.12   Additional Documents and Further Assurances......................................35
        5.13   Nasdaq National Market Listing...................................................35
        5.14   Operating Loans and Member Loans.................................................35
        5.15   Intellectual Property Agreements.................................................36
        5.16   Severance Agreements.............................................................36
        5.17   First Virtual Exchange Act Filings...............................................36


   ARTICLE VI CONDITIONS TO THE MERGER..........................................................36

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................36
        6.2    Additional Conditions to the Obligations of DBits and Members....................37
        6.3    Additional Conditions to the Obligations of First Virtual and Sub................38


   ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND
                 ESCROW ARRANGEMENTS............................................................40

        7.1    Survival of Representations and Warranties.......................................40
        7.2    General Indemnification by the Members...........................................40
        7.3    Indemnification by First Virtual and Surviving Corporation.......................41
        7.4    Limitation and Expiration of Indemnification.....................................41
        7.5    Indemnification Procedures.......................................................42
        7.6    Escrow Arrangements..............................................................44
        7.7    Member Representative............................................................49
        7.8    Remedies Cumulative..............................................................50


   ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...............................................51

        8.1    Termination......................................................................51
        8.2    Effect of Termination............................................................52
        8.3    Amendment........................................................................52
        8.4    Extension; Waiver................................................................52


   ARTICLE IX GENERAL PROVISIONS................................................................52

        9.1    Notices..........................................................................52
        9.2    Interpretation...................................................................53

                               TABLE OF CONTENTS

                                  (Continued)


                                                                                               Page
                                                                                               ----
        9.3    Counterparts.....................................................................54
        9.4    Entire Agreement; Assignment.....................................................54
        9.5    Severability.....................................................................54
        9.6    Other Remedies...................................................................54
        9.7    Governing Law....................................................................54
        9.8    Arbitration......................................................................54
        9.9    Rules of Construction............................................................55

                                INDEX OF EXHIBITS

        EXHIBIT        DESCRIPTION
        -------        -----------
        Exhibit A      Form of Articles of Merger

        Exhibit B      Form of Registration Rights Agreement

        Exhibit C      Form of Employment Agreement

        Exhibit D      Form of Non-Competition Agreement

        Exhibit E      Form of Repurchase Agreement

        Exhibit F      [Intentionally Omitted]

        Exhibit G      Form of Legal Opinion of Counsel to First Virtual

        Exhibit H      Form of Legal Opinion of Counsel to DBits

        Exhibit I      Form of Member's Certificate

        Exhibit J      Form of $6.00 Warrant

        Exhibit K      Form of $8.00 Warrant

        Exhibit L      Form of Transmittal Letter

                    INDEX OF DBITS DISCLOSURE LETTER SECTIONS

SECTION                       DESCRIPTION
-------                       -----------
1.7(a)(I)                     Interests in Merger Consideration without Cash Election
1.7(a)(II)                    Interests in Merger Consideration with Cash Election
1.7(b)(I)                     Conversion of DBits Options if no Cash Election
1.7(b)(II)                    Conversion of DBits Options if Cash Election
2.1                           DBits' Manager and Officers
2.2(a)                        Company Members
2.2(b)                        Company Options
2.5                           Conflicts
2.6                           Consents
2A.3                          Consents for Member Action
2.7                           DBits Financial Statements
2A.7                          Member Claims Against DBits
2.8                           Undisclosed Liabilities
2.9                           Changes
2.10                          Tax Returns and Audits
2.11                          Restrictions on Business Activities
2.12(a)                       Leased Real Property
2.12(b)                       Liens on Property
2.13                          Intellectual Property
2.13(k)                       Employees and Consultants
2.14                          Agreements, Contracts and Commitments
2.15                          Interested Party Transactions
2.17                          Governmental Authorization
2.18                          Litigation
2.22                          Brokers/Finders Fees; Expenses of Transaction
2.24                          Employee Matters
2.27                          Year 2000 Compliance
4.1(h)                        Amendments
4.1(l)                        Severance Pay
4.1(m)                        Existing Agreements or Plans
6.3(i)                        Operating Loan Repayment

                        INDEX OF FIRST VIRTUAL DISCLOSURE LETTER SECTIONS

SECTION                       DESCRIPTION
-------                       -----------
3.1                           Organization, Standing and Power
3.2                           Authority
3.3(a)                        Capital Structure
3.7                           Absence of Certain Changes


                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of November 18, 1998 by and among First Virtual Holdings Incorporated, a Delaware corporation ("FIRST VIRTUAL"), DB Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of First Virtual ("SUB"), Distributed Bits L.L.C., an Illinois limited liability company ("DBITS"), Derek Scruggs and DBI L.L.C. (the "MAJORITY MEMBERS") and with respect to Article VII, Richard Angell as the Member Representative and Chase Manhattan Bank and Trust Company, National Association as Escrow Agent.

                                    RECITALS

        A. The Boards of Directors of each of First Virtual and Sub and the Manager of DBits believe it is in the best interests of each company and their respective stockholders and members that First Virtual acquire DBits through the statutory merger of DBits with and into Sub (the "MERGER") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, all of the issued and outstanding membership interests of DBits ("DBITS MEMBERSHIP INTERESTS") and all outstanding options, warrants or other rights to acquire or receive DBits Membership Interests shall be converted into the right to receive shares of common stock, par value $0.001 per share, of First Virtual ("FIRST VIRTUAL COMMON STOCK") and warrants to purchase shares of First Virtual Common Stock.

        C. A portion of any cash consideration and of the shares of First Virtual Common Stock otherwise issuable by First Virtual in connection with the Merger shall be placed in escrow by First Virtual, the release of which amount shall be contingent upon certain events and conditions.

        D. DBits, the Majority Members, First Virtual and Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Illinois Business Corporation Act and the Illinois Limited Liability Company Act ("ILLINOIS LAW"), DBits shall be merged with and into Sub, the separate corporate existence of DBits shall cease, and Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of First Virtual. Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of First Virtual, 4104 Sorrento Valley Boulevard, Suite 200, San Diego, California, unless another place or time is agreed to by First Virtual and DBits. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in the form attached hereto as EXHIBIT A (the "ARTICLES OF MERGER") with the Secretary of State of Illinois in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Illinois of such filing being referred to herein as the "EFFECTIVE Time"). The parties currently intend that the Closing Date will occur on or prior to December 15, 1998.

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Illinois Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of DBits and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DBits and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4     Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by First Virtual prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

               (b) Unless otherwise determined by First Virtual, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Merger Consideration. First Virtual will issue First Virtual Common Stock and warrants to purchase First Virtual Common Stock (the "MERGER CONSIDERATION") in exchange for the acquisition by First Virtual of all outstanding DBits Membership Interests and all unexpired and unexercised options, warrants or other rights to acquire DBits Membership Interests. The Merger Consideration will be as follows:

               (a) Merger Shares. Subject to reduction as provided in the last sentence of this paragraph (a), First Virtual shall issue a total of 1,350,000 shares of First Virtual Common Stock (the "MERGER SHARES") (including First Virtual Common Stock to be reserved for issuance upon exercise of any of DBits' options and warrants to be assumed by First Virtual) in partial exchange for the acquisition by First Virtual of all outstanding DBits Membership Interests and all unexpired and unexercised options, warrants or other rights to acquire DBits Membership Interests. The number of Merger Shares to be issued is subject to reduction to 1,150,000 upon the election of DBits' Members to receive cash in lieu of 200,000 of the Merger Shares as described in Section 1.6(b).

               (b) Cash Election. Upon written notice provided to First Virtual at least three business days prior to the Closing Date and executed by DBits and the Member Representative, DBits may elect (the "CASH ELECTION") to reduce the number of Merger Shares by 200,000 and receive in lieu thereof cash consideration in the amount of $250,000 (the "CASH CONSIDERATION"); which cash election, if made, shall not reduce the number of Registrable Securities as provided in the Registration Rights Agreement.

               (c) Merger Warrants. In addition to the Merger Shares and any Cash Consideration, First Virtual will issue warrants for the purchase of a total of 500,000 shares of First Virtual Common Stock (the "MERGER WARRANTS") which, together with the Merger Shares and any Cash Consideration, will be exchanged for all outstanding DBits Membership Interests and all unexpired and unexercised options, warrants or other rights to acquire DBits Membership Interests. The Merger Warrants to be issued will consist of: (i) warrants in the form attached hereto as EXHIBIT J for the purchase of 250,000 shares of First Virtual Common Stock at an exercise price of $6.00 per share with exercise to occur within thirty (30) months of the Closing Date (the "$6.00 WARRANTS"); and
(ii) warrants in the form attached hereto as EXHIBIT K for the purchase of 250,000 shares of First Virtual Common Stock at an exercise price of $8.00 per share with exercise to occur within forty-two (42) months of the Closing Date (the "$8.00 WARRANTS").

        1.7 Effect of Merger on DBits Membership Interests. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Sub, DBits or the holder of any DBits Membership Interests (the "MEMBERS"), the following shall occur:

               (a) Conversion of DBits Membership Interests. As of the Effective Time, the Membership Interests of each of the Members of DBits shall be canceled and extinguished and be converted automatically into the right to receive:

                    (i) that number of Merger Shares determined by multiplying
(A) the aggregate number of Merger Shares minus the product of the aggregate number of Merger Shares times the percentage ownership interest in DBits represented by the DBits Membership Interests issuable upon conversion or exercise in full of all convertible securities, options, warrants or other rights to acquire DBits Membership Interests that are outstanding immediately prior to the Effective Time as set forth in SECTION 2.2(b) of the DBits Disclosure Letter (defined in Article II), after giving effect to such conversion or exercise (the "OPTION PERCENTAGES"), by (B) the percentage of ownership interest for each Member as set forth in SECTION 2.2(a) of the DBits Disclosure Letter (defined in Article II), as adjusted for any conversions or option exercises occurring after the date of this Agreement but before the Effective Time (the "MEMBERSHIP INTEREST PERCENTAGES"); plus

                    (ii) if the Cash Election is made, the amount of Cash Consideration determined by multiplying (A) $200,000 by (B) the Membership Interest Percentages.

                    (iii) that number of $6.00 Warrants determined by multiplying (A) 250,000 by (B) the Membership Interest Percentages; plus

                    (iv) that number of $8.00 Warrants determined by multiplying
(A) 250,000 by (B) the Membership Interest Percentages.

                    (v) If none of the DBits Options (as defined in Section 1.7(b)) outstanding as of the date of this Agreement are exercised at or prior to Closing, based on the foregoing equations, the Members shall be entitled to receive the number of Merger Shares, $6.00 Warrants and $8.00 Warrants and the amount of Cash Consideration as set forth in SECTION 1.7(a)(I) of the DBits Disclosure Letter if the Cash Election is not made and as set forth in SECTION 1.7(a)(II) of the DBits Disclosure Letter if the Cash Election is made.

               (b) DBits Stock Options. At the Effective Time, all options to purchase DBits Membership Interests then outstanding shall be assumed by First Virtual in accordance with provisions described below.

                    (i) Assumption of DBits Options. At the Effective Time, each outstanding option to purchase DBits Membership Interests (each a "DBITS OPTION") whether vested or unvested, shall be assumed by First Virtual, in connection with the Merger. Each DBits Option so assumed by First Virtual under this Agreement shall continue to have, and be subject to, the same terms and conditions as provided in the respective option agreements and any applicable stock option plans immediately prior to the Effective Time, except that (A) such DBits Option shall be exercisable for that number of whole shares of First Virtual Common Stock equal to the product of the aggregate number of Merger Shares times the Option Percentages, and (B) the per share exercise price for the shares of First Virtual Common Stock issuable upon exercise of such assumed DBits Option shall be equal to the aggregate exercise price of the DBits Option divided by the number of shares of First Virtual Common Stock issuable upon exercise of such DBits Option, rounded to the nearest whole cent. If none of the DBits Options outstanding as of the date of this Agreement are exercised at or prior to Closing, the number of shares of First Virtual Common Stock and the exercise price per share for each Option holder will be as set forth in SECTION 1.7(b)(I) of the DBits Disclosure Letter if the Cash Election is not made, and as set forth in SECTION 1.7(b)(II) of the DBits Disclosure Letter if the Cash Election is made.

                    (ii) Incentive Stock Options. It is the intention of the parties that DBits Options assumed by First Virtual qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") to the extent DBits Options qualified as incentive stock options immediately prior to the Effective Time.

                    (iii) Notice of Assumption. Promptly following the Effective Time, First Virtual will issue to each holder of an outstanding DBits Option a document evidencing the foregoing assumption of such DBits Option by First Virtual.

               (c) Interests of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of Interests of the Surviving Corporation.

               (d) Adjustments. The number of Merger Shares, $6.00 Warrants and $8.00 Warrants and the amount of any Cash Consideration issuable or payable to a Member shall each be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into First Virtual Common Stock or DBits Membership Interests), reorganization, recapitalization or other like change with respect to First Virtual Common Stock or DBits Membership Interests occurring after the date hereof and prior to the Effective Time.

               (e) Fractional Shares. No fractional share of First Virtual Common Stock, or $6.00 Warrant, or $8.00 Warrant to purchase a fractional share shall be issued in the Merger. Any fractional share or fractional warrant shall be eliminated, provided however, that the number of whole Merger Shares, $6.00 Warrants and $8.00 Warrants eliminated due to rounding shall be reallocated to Members or holders of DBits Options as necessary so that the aggregate number of Merger Shares, $6.00 Warrants and $8.00 Warrants shall equal the total Merger Consideration.

               (f) Name Change. It is anticipated that the stockholders of First Virtual will approve a change in First Virtual's name from First Virtual to MessageMedia, Inc. prior to the Effective Date. If the name change is approved, the Merger Shares, $6.00 Warrants and $8.00 Warrants to be issued in connection with the Merger will be issued under the name MessageMedia, Inc.

        1.8 Escrow Fund. As soon as practicable after the Effective Time, First Virtual shall cause to be distributed to Chase Manhattan Bank and Trust Company, National Association as escrow agent (the "ESCROW AGENT") a certificate or certificates representing that number of shares of First Virtual Common Stock equal to the 20% of the Merger Shares which shall be registered in the name of the Escrow Agent and 20% of the Cash Consideration in the event of a Cash Election (the "ESCROW AMOUNT") all held pursuant to the terms set forth in
Article VII of this Agreement. The portion of the Escrow Amount contributed on behalf of each Member shall be in proportion to the aggregate number of Merger Shares and the amount of any Cash Consideration which such Member would otherwise be entitled to receive in the Merger by virtue of ownership of DBits Membership Interests. The shares and any cash deposited in the escrow fund established pursuant to Article VII (the "ESCROW FUND") shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund in accordance with the terms of Article VII and shall be available to compensate First Virtual for certain damages as provided in Article VII.

        1.9 Surrender of DBits Membership Interests. Each Member shall deliver at the Closing a letter of transmittal in the form attached hereto as EXHIBIT L (the "TRANSMITTAL LETTER") properly executed by the Member which: (i) shall evidence the surrender of all such Member's DBits Membership Interests in exchange for the Merger Consideration, and (ii) instructions for receiving the Merger Consideration. Immediately following the Effective Time, First Virtual shall deliver to each Member certificates representing the number of whole shares of First Virtual Common Stock, $6.00 Warrants, and $8.00 Warrants (less the number of shares of First Virtual Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof) to which such Member is entitled pursuant to Section 1.7, and the DBits Membership Interests so surrendered shall forthwith be canceled. Until surrendered to First Virtual pursuant to a Transmittal Letter, any outstanding DBits Membership Interests will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive Merger Consideration in accordance with
Section 1.7.

               (a) Transfers of Ownership. If any certificate for shares of First Virtual Common Stock, or $6.00 Warrant, or $8.00 Warrant is to be issued in a name other than that in which the DBits Membership Interests surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the DBits Membership Interests so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to First Virtual or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of First Virtual Common Stock in any name other than that of the registered holder of the DBits Membership Interests surrendered.

               (b) Lost, Stolen or Destroyed Certificates. Not applicable.

               (c) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Surviving Corporation nor any party hereto shall be liable to a holder of shares of First Virtual Common Stock or DBits Membership Interests for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.10 No Further Ownership Rights in DBits Membership Interests. The shares of First Virtual Common Stock, $6.00 Warrants and $8.00 Warrants and any Cash Consideration issued upon the surrender for exchange of DBits Membership Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such DBits Membership Interests, and there shall be no further registration of transfers on the records of the Surviving Corporation of DBits Membership Interests which were outstanding immediately prior to the Effective Time. If, after the Effective Time, DBits Membership Interests are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DBits and Sub, the officers and directors of DBits and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF DBITS AND MAJORITY MEMBERS

        DBits and the Majority Members hereby, jointly and severally, represent and warrant to First Virtual and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by DBits and Majority Members to First Virtual (the "DBITS DISCLOSURE LETTER") and dated as of the date hereof, as follows:

        2.1 Organization of DBits. DBits is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. DBits has the power to own its properties and to carry on its business as now being conducted. DBits is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of DBits (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). DBits has delivered a true and correct copy of its Articles of Organization and Operating Agreement, each as amended to date, to First Virtual. SECTION 2.1 of the DBits Disclosure Letter lists the Manager and officers of DBits.

        2.2 DBits Capital Structure.

               (a) The ownership of DBits consists of DBits Membership Interests as set forth in SECTION 2.2(a) of the DBits Disclosure Letter all of which are issued and outstanding. There are no other classes or series of ownership interests of DBits of any kind outstanding or issuable. All holders of outstanding DBits Membership Interests (the "MEMBERS"), together with their domicile addresses and the number of membership interests held by such persons, are set forth in SECTION 2.2(a) of the DBits Disclosure Letter. All outstanding DBits Membership Interests are duly authorized, validly issued, fully paid and non-assessable and, except as provided in the Operating Agreement, are not subject to preemptive rights created by statute, the Articles of Organization or Operating Agreement of DBits or any agreement to which DBits is a party or by which it is bound and have been issued in compliance with federal and state securities laws. DBits has no other DBits Membership Interests authorized, issued or outstanding.

               (b) DBits has reserved and authorized for issuance Membership Interests representing 20% ownership of DBits for issuance to employees and consultants pursuant to its Unit Option Plan

(the "OPTION PLAN"), of which 3.31 percent are subject to outstanding, unexercised options and 16.69 percent remain available for future grant. DBits has not reserved or authorized the issuance of any DBits Membership Interests upon exercise of outstanding DBits Options granted outside the Option Plan.
SECTION 2.2(b) of the DBits Disclosure Letter sets forth for each outstanding DBits Option, the name of the holder of such option, the domicile address of such holder, the percentage of DBits Membership Interests subject to such DBits Option, the exercise price of such DBits Option and the vesting schedule for such DBits Option, including the extent vested to date and whether the exercisability of such DBits Option will be accelerated and become exercisable by reason of the transactions contemplated by this Agreement. Except for DBits Options described in SECTION 2.2(b) of the DBits Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which DBits is a party or by which it is bound obligating DBits to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any DBits Membership Interests or obligating DBits to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of DBits Options have been or will be given, or shall have properly waived, any required notice prior to the Merger, and all such rights will be terminated at or prior to the Effective Time except to the extent assumed by First Virtual pursuant to Section 1.7(b) hereof. As a result of the Merger, First Virtual will be the record and sole beneficial owner of all DBits Membership Interests and rights to acquire or receive such DBits Membership Interests whether or not such DBits Membership Interests are outstanding.

        2.3 Subsidiaries. DBits does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of Interests or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        2.4 Authority. Subject only to the requisite approval of the Merger and this Agreement by DBits' Members, DBits has all requisite power and authority to enter into this Agreement and any Related Agreement (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all Related Agreements to which DBits is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of DBits, subject only to the approval of the Merger by DBits' Members and no further action is required on the part of DBits to authorize this Agreement and any Related Agreements to which DBits is a party or the transactions contemplated hereby or thereby. DBits' Manager has approved the Merger and this Agreement in accordance with the DBits Operating Agreement. This Agreement and all Related Agreements to which it is a party have been duly executed and delivered by DBits and constitute valid and binding obligations of DBits, enforceable in accordance with their terms. The "RELATED AGREEMENTS" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Registration Rights Agreement, the Employment Agreement, the Non-Competition Agreement and the Repurchase Agreement.

        2.5 No Conflict. Except as set forth in SECTION 2.5 of the DBits Disclosure Letter, the execution and delivery of this Agreement by DBits does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Organization or Operating Agreement of DBits or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DBits or its properties or assets other than Conflicts that shall have been waived in writing by First Virtual prior to the Effective Time, except for such Conflicts as would not reasonably be expected to have a Material Adverse Effect on DBits.

        2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict) is required by or with respect to DBits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of Illinois, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth in SECTION 2.6 of the DBits Disclosure Letter and (iv) consents, waivers, approvals, orders or authorizations of, registrations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on DBits.

        2.7 DBits Financial Statements. SECTION 2.7 of the DBits Disclosure Letter sets forth the following financial statements (collectively, the "DBITS FINANCIALS") of DBits: (i) the DBits audited balance sheets as of December 31, 1996 and December 31, 1997 and the related audited statements of operations and cash flows for the period from September 6, 1996 (inception) through December 31, 1996 and the twelve-month period ended December 31, 1997 and (ii) the DBits unaudited balance sheet as of September 30, 1998 (the "CURRENT BALANCE SHEET") and the unaudited statements of operations and cash flows for the nine (9) months then ended (which unaudited financial statements are collectively called the "UNAUDITED STATEMENTS"). The DBits Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and present fairly the financial condition, operating results and cash flows of DBits as of the dates and during the periods indicated therein, subject to normal year-end adjustments; provided, however, that the Unaudited Statements lack footnotes and certain other presentation items. As of the Closing Date, none of the payable accounts of DBits will have been outstanding for more than thirty (30) days.

        2.8 No Undisclosed Liabilities. Except as set forth in SECTION 2.8 of the DBits Disclosure Letter, DBits does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate, (i) has not been reflected in the DBits Financials or (ii) has not arisen in the ordinary course of DBits' business since the date of the Current Balance Sheet, consistent with past practices.

        2.9 No Changes. Except as set forth in SECTION 2.9 of the DBits Disclosure Letter, since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

               (a) transaction by DBits except in the ordinary course of business as conducted on the date of the Current Balance Sheet and consistent with past practices;

               (b) amendments or changes to the Articles of Organization or Operating Agreement of DBits;

               (c) capital expenditure or commitment by DBits, either individually or in the aggregate, exceeding $5,000;

               (d) destruction of, damage to or loss of any material assets, business or customer of DBits (whether or not covered by insurance);

               (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by DBits;

               (g) revaluation by DBits of any of its assets;

               (h) declaration, setting aside or payment of a dividend or other distribution with respect to the membership interests of DBits, or any direct or indirect redemption, purchase or other acquisition by DBits of any of its membership interests;

               (i) increase in the salary or other compensation payable or to become payable to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

               (j) any agreement, contract, lease or commitment (collectively a "DBITS AGREEMENT") or any extension or modification of the terms of any DBits Agreement which (i) involves the payment of greater than $5,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any affiliate of DBits or any Subsidiary, or (iii) involves the sale of any material assets;

               (k) sale, lease, license or other disposition of any of the assets or properties of DBits, except in the ordinary course of business as conducted on that date and consistent with past practices;

               (l) amendment or termination of any material contract, agreement or license to which DBits is a party or by which it is bound;

               (m) loan by DBits to any person or entity, incurring by DBits of any indebtedness, guaranteeing by DBits of any indebtedness, issuance or sale of any debt securities of DBits or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

               (n) waiver or release of any right or claim of DBits, including any write-off or other compromise of any account receivable of DBits;

               (o) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of DBits or its affairs;

               (p) notice of any claim of ownership by a third party of DBits' Intellectual Property (as defined in Section 2.13) or of infringement by DBits of any third party's Intellectual Property rights;

               (q) issuance or sale by DBits of any of its membership interests, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

               (r) change in pricing or royalties set or charged by DBits to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to DBits;

               (s) event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on DBits; or

               (t) negotiation or agreement by DBits or any officer or employees thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with First Virtual and its representatives regarding the transactions contemplated by this Agreement).

        2.10 Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in SECTION 2.10 of the DBits Disclosure Letter:

                    (i) DBits as of the Effective Time will have prepared and timely filed or made a timely request for extension for all and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to DBits or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                    (ii) DBits as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue as shown on the Returns and
(B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                    (iii) DBits has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against DBits, nor has DBits executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                    (iv) No audit or other examination of any Return of DBits is currently in progress, nor has DBits been notified of any request for such an audit or other examination.

                    (v) DBits does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and DBits has no knowledge of any basis for the assertion of any such liability attributable to DBits, its assets or operations.

                    (vi) DBits has provided to First Virtual copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of its inception.

                    (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of DBits relating to or attributable to Taxes.

                    (viii) Neither DBits nor any Majority Member has knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of DBits.

                    (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of DBits that, individually or collectively, could give rise to the payment of any amount that would not be deductible by DBits as an expense under applicable law.

                    (x) DBits has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by DBits.

                    (xi) DBits is not a party to a tax sharing or allocation agreement nor does DBits owe any amount under any such agreement.

                    (xii) DBits is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                    (xiii) DBits' tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on DBits' tax books and records.

                    (xiv) DBits is an accrual basis taxpayer and its tax basis and its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on DBits' tax books and records.

               (c) Executive Compensation Tax. DBits does not have, or will not have as a result of the transactions contemplated by this Agreement, any liabilities for Taxes (for example under Section 280G of the Code) as a result of the amount of remuneration paid or to be paid to its employees.

        2.11 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which DBits is a party or otherwise binding upon DBits which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of DBits, any acquisition of property (tangible or intangible) by DBits or the conduct of business by DBits. Without limiting the foregoing, DBits has not entered into any agreement under which DBits is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.12    Title to Properties; Absence of Liens and Encumbrances.

               (a) DBits owns no real property, nor has it ever owned any real property. SECTION 2.12(a) of the DBits Disclosure Letter sets forth a list of all real property currently, or at any time in the past, leased by DBits, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

               (b) DBits has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.10(b)(vii)), except as reflected in SECTION 2.12(b) of the DBits Disclosure Letter and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.13 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the following definitions:

               "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded,
(viii) any similar, corresponding or equivalent rights to any of the foregoing and (ix) all documentation related to any of the foregoing.

               "DBITS INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, DBits.

               "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other DBits Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

               (b) SECTION 2.13(b) of the DBits Disclosure Letter lists all Registered Intellectual Property owned by, or filed in the name of, DBits (the "DBITS REGISTERED INTELLECTUAL PROPERTY"), and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of DBits Registered Intellectual Property Rights.

               (c) DBits (i) owns and has good and exclusive title to each item of DBits Intellectual Property, including all DBits Registered Intellectual Property listed in SECTION 2.13(b) of the DBits Disclosure Letter, free and clear of any Liens, (ii) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of DBits, including the sale of any products or the provision of any services by DBits and
(iii) owns exclusively, and has good title to, all copyrighted works that are DBits products or other works of authorship that DBits otherwise purports to own.

               (d) To the extent that any Intellectual Property has been developed or created by a third party for, or at the direct or indirect expense of, DBits, DBits has a written agreement with such third party with respect thereto and DBits thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

               (e) Except as set forth on SECTION 2.13(e) of the DBits Disclosure Letter, DBits has not transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is or was DBits Intellectual Property, to any third party.

               (f) To the knowledge of DBits and the Majority Members, the operation of the business of DBits as it currently is conducted, including but not limited to, to the extent applicable, DBits' design, development, manufacture, use and sale of the products, technology (including products or technology currently under development) or services of DBits, does not infringe or misappropriate the Intellectual Property of any other person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. DBits has not received notice from any person claiming that such operation or any act, product or service of DBits infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (g) Except as set forth in SECTION 2.13(g) of the DBits Disclosure Letter, DBits owns or has the right to all Intellectual Property necessary to the conduct of its business as it is currently conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use and sale of all products and technology currently manufactured or sold by DBits or under development by DBits and the performance of all services provided or contemplated to be provided by DBits.

               (h) Each item of DBits Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such DBits Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. SECTION 2.13(h) of the DBits Disclosure Letter lists all actions that must be taken by DBits within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any DBits Intellectual Property. In each case in which DBits has acquired any Intellectual Property rights from a third party (other than by license), DBits has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to DBits and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, DBits has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

               (i) Except as set forth in SECTION 2.13(i) of the DBits Disclosure Letter, there are no contracts, licenses or agreements between DBits and any other person with respect to DBits Intellectual Property under which there is any dispute known to DBits or any Majority Member regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by DBits thereunder.

               (j) Except as set forth on SECTION 2.13(j) of the DBits Disclosure Letter, to the knowledge of DBits and the Majority Members, no person is infringing or misappropriating any of DBits Intellectual Property.

               (k) Except as set forth in SECTION 2.13(k) of the DBits Disclosure Letter, DBits has taken all reasonable steps that are required to protect DBits' rights in confidential information and trade secrets of DBits or provided by any third party to DBits. Without limiting the foregoing, DBits has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information and confidentiality and assignment agreements substantially in DBits' standard forms and all current and former employees, consultants and contractors of DBits have executed such agreements. SECTION 2.13(k) of the DBits Disclosure Letter contains a schedule providing the following information for all of DBits' current and former employees, consultants and contractors (broken down by category (employee, consultant and contractor)): name, dates of service, and brief description of the tasks performed and projects they worked on during their period of service.

               (l) Except as set forth in SECTION 2.13(l) of the DBits Disclosure Letter, there are no proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any DBits Intellectual Property.

               (m) Except as set forth in SECTION 2.13(m) of the DBits Disclosure Letter, no DBits Intellectual Property or product, technology or service of DBits is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by DBits or may affect the validity, use or enforceability of such DBits Intellectual Property.

               (n) No (i) product, service or publication of DBits, (ii) material published or distributed by DBits or (iii) conduct or statement of DBits, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

        2.14 Agreements, Contracts and Commitments.

               (a) Except as set forth on SECTION 2.14(a) of the DBits Disclosure Letter, DBits does not have, is not a party to nor is it bound by:

                    (i) any contract, license or agreement to which DBits is a party (A) with respect to DBits Intellectual Property licensed or transferred to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to DBits, with a potential value or cost in excess of $5,000;

                    (ii) any collective bargaining agreements,

                    (iii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

                    (iv) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                    (v) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or any material consulting or sales agreement, contract or commitment under which any firm or other organization provides services to DBits,

                    (vi) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                    (vii) any fidelity or surety bond or completion bond,

                    (viii) any lease of personal property having a value individually in excess of $5,000,

                    (ix) any contract, license or agreement between DBits and any third party wherein or whereby DBits has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by DBits or such third party of the Intellectual Property of any third party;

                    (x) any agreement of indemnification or guaranty,

                    (xi) any agreement, contract or commitment containing any covenant limiting the freedom of DBits to engage in any line of business or to compete with any person,

                    (xii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $5,000,

                    (xiii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of DBits' business,

                    (xiv) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

                    (xv) any purchase order or contract for the purchase of raw materials involving $5,000 or more,

                    (xvi) any construction contracts,

                    (xvii) any distribution, joint marketing or development agreement,

                    (xviii) any other agreement, contract or commitment that involves $5,000 or more or is not cancelable without penalty within thirty (30) days.

               (b) Except as set forth in SECTION 2.14(b) of the DBits Disclosure Letter, DBits is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment listed or required to be listed in SECTION 2.14(a) of the DBits Disclosure Letter (a "CONTRACT"), and neither DBits nor the Majority Members are aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, to the knowledge of the DBits and the Majority Members, except as otherwise disclosed in SECTION 2.14(b) of the DBits Disclosure Letter, all other parties to each Contract are in compliance with, and have not breached any term of, such Contract. DBits has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or to remain in effect without modification after the Closing. Following the Effective Time, DBits will be permitted to exercise all of DBits' rights under the Contracts to the same extent DBits would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which DBits would otherwise be required to pay.

        2.15 Interested Party Transactions. Except as set forth on SECTION 2.15 of the DBits Disclosure Letter, no officer, director or stockholder of DBits (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that DBits furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, DBits, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an "economic interest in any entity" for purposes of this Section 2.15.

        2.16 Compliance with Laws. DBits has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        2.17 Governmental Authorization. SECTION 2.17 of the DBits Disclosure Letter accurately lists each consent, license, permit, grant or other authorization issued to DBits by a governmental entity (i) pursuant to which DBits currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "DBITS AUTHORIZATIONS"). DBits Authorizations are in full force and effect and constitute all DBits Authorizations required to permit DBits to operate or conduct its business or hold any interest in its properties or assets.

        2.18 Litigation. There is no action, suit or proceeding of any nature pending or to DBits' knowledge threatened against DBits, its properties or any of its officers or directors, in their respective capacities as such nor, to the knowledge of DBits and the Majority Members, is there any reasonable basis therefor. Except as set forth in SECTION 2.18 of the DBits Disclosure Letter, to DBits' knowledge, there is no investigation pending or threatened against DBits, its properties or any of its officers or directors by or before any governmental entity. SECTION 2.18 of the DBits Disclosure Letter sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of DBits to conduct its operations as presently or previously conducted.

        2.19 Insurance. DBits maintains commercial and general liability insurance policies of a nature and in amounts customary and sufficient for similarly situated businesses. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of DBits, there is no claim by DBits pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and DBits is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). DBits has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.20 Minute Books. The minute books of DBits and its predecessor companies made available to counsel for First Virtual are the only minute books of DBits and contain a reasonably accurate summary of all meetings of members (or committees thereof) and the Manager or actions by written consent since the time of organization of DBits and its predecessor companies.

2.21    Environmental Matters.

               (a) Hazardous Material. DBits has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that DBits has at any time owned, operated, occupied or leased. DBits has not released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"). No Hazardous Materials are present as a result of the actions or omissions of DBits, or, to DBits' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that DBits has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. DBits has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has DBits disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. DBits currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of DBits' Hazardous Material Activities and other businesses of DBits as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to DBits' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of DBits. DBits is not aware of any fact or circumstance which could involve DBits in any environmental litigation or impose upon DBits any environmental liability.

        2.22 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth on SECTION 2.22 of the DBits Disclosure Letter, DBits has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.23 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.23(a)(i) below (which definition shall apply only to this Section 2.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "AFFILIATE" shall mean any other person or entity under common control with DBits within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                    (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (iii) "DBITS EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by DBits or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which DBits or any Affiliate has or may have any material liability contingent or otherwise;

                    (iv) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of DBits or any Affiliate;

                    (v) "EMPLOYEE AGREEMENT" shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between DBits or any Affiliate and any Employee or consultant;

                    (vi) "IRS" shall mean the Internal Revenue Service;

                    (vii) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

                    (viii) "PENSION PLAN" shall refer to each DBits Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

               (b) Schedule. SECTION 2.23(b) of the DBits Disclosure Letter contains an accurate and complete list of each DBits Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such DBits Employee Plan or Employee Agreement. DBits does not have any plan or commitment, whether legally binding or not, to establish any new DBits Employee Plan or Employee Agreement, to modify any DBits Employee Plan or Employee Agreement (except to the extent required by law or to conform any such DBits Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to First Virtual in writing, or as required by this Agreement), or to enter into any DBits Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. DBits has provided to First Virtual (i) correct and complete copies of all documents embodying or relating to each DBits Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each DBits Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each DBits Employee Plan or related trust; (iv) if DBits Employee Plan is funded, the most recent annual and periodic accounting of DBits Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each DBits Employee Plan; (vi) all IRS determination letters and rulings relating to DBits Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any DBits Employee Plan; (vii) all communications material to any Employee or Employees relating to any DBits Employee Plan and any proposed DBits Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to DBits; and (viii) all registration statements and prospectuses prepared in connection with each DBits Employee Plan.

               (d) Employee Plan Compliance. Except as set forth in SECTION 2.23(d) of the DBits Disclosure Letter, (i) DBits has performed in all material respects all obligations required to be performed by it under each DBits Employee Plan, and each DBits Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any DBits Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of DBits, threatened or anticipated (other than routine claims for benefits) against any DBits Employee Plan or against the assets of any DBits Employee Plan; and (iv) each DBits Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to DBits, First Virtual or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of DBits or any affiliates, threatened by the IRS or DOL with respect to any DBits Employee Plan; and (vi) neither DBits nor any Affiliate is subject to any penalty or tax with respect to any DBits Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

               (e) Pension Plans. DBits does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has DBits contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
SECTION 2.23(g) of the DBits Disclosure Letter, no DBits Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and DBits has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

               (h) Effect of Transaction.

                    (i) Except as set forth in SECTION 2.23(h)(i) of the DBits Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any DBits Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (ii) Except as set forth in SECTION 2.23(h)(ii) of the DBits Disclosure Letter, no payment or benefit which will or may be made by DBits or First Virtual or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of
Section 280G(b)(1) of the Code.

               (i) Employment Matters. Except as set forth in SECTION 2.23(i) of the Disclosure Letter, DBits (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

               (j) Labor. No work stoppage or labor strike against DBits is pending or, to the knowledge of DBits and the Majority Members, threatened. Except as set forth in SECTION 2.23(j) of the DBits Disclosure Letter, DBits is not involved in or, to the knowledge of DBits and the Majority Members, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to DBits. Neither DBits nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to DBits. Except as set forth in
SECTION 2.23(j) of the DBits Disclosure Letter, DBits is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by DBits.

               (k) No COBRA Violation. To the knowledge of DBits and the Majority Members neither DBits nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees.

        2.24 Member Loans. Certain of the Members have loaned funds to DBits during the period from September 1, 1998 until the date of this Agreement to fund DBits' operating expenses ("MEMBER LOANS"). As of the date of this Agreement, the total principal amount of the Member Loans is $172,000 (which shall be reduced to $147,000 upon payment of the Recent Member Loans (as defined in 5.14(b)). The proceeds of the Member Loans have been used to pay current expenses of DBits only and have not been used to satisfy accounts payable that were over thirty (30) days old as of September 1, 1998 (the "AGING RECEIVABLES"). The Member Loans and the accrued interest on the Member Loans as of the date of this Agreement does not exceed the product of (i) $150,000 and
(ii) the number of months (including the fraction of any month if the date of this Agreement does not fall on the last day of a month) between September 1, 1998 and the date of this Agreement.

        2.25 No Interference or Conflict. To the knowledge of DBits and the Majority Members, no manager, officer, employee or consultant of DBits is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of DBits or that would interfere with DBits' business. Neither the execution nor delivery of this Agreement, nor the carrying on of DBits' business as presently conducted or proposed to be conducted nor any activity of such managers, officers, employees or consultants in connection with the carrying on of DBits' business as presently conducted or proposed to be conducted, will, to DBits' or any Majority Member's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such manager, officers, employees or consultants are currently bound.

        2.26 Complete Copies of Materials. DBits has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by First Virtual or its counsel.

        2.27 Year 2000 Compliance.

               (a) As used in this Section 2.27, the term "SYSTEM" refers to hardware, firmware, software and other equipment, systems and components of such equipment or system, and the term "YEAR 2000 COMPLIANT" as it applies to a System means that the System:

                    (i) Will function properly and completely as designed before, during and after January 1, 2000, without changes in operation in connection with dates after December 31, 1999;

                    (ii) Will not abnormally end or abort or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references dates after December 31, 1999, or dates falling in different centuries;

                    (iii) Will respond to two digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner and will store and provide output of date information in ways that are unambiguous as to century; and

                    (iv) Will correctly recognize and process the date of February 29, and any related data, during leap years, including the leap year occurring in the year 2000.

        SECTION 2.27 of the DBits Disclosure Letter describes (i) the steps DBits has completed to date in order to determine whether or not its Systems are Year 2000 Compliant, (ii) the degree to which its Systems are Year 2000 Compliant and a list or description of its Systems that are not Year 2000 Compliant, (iii) the costs incurred to date in order that its Systems will be Year 2000 Compliant, and (iv) the costs that will need to be incurred in the future for its Systems to be completely Year 2000 Compliant.

        2.28 Representations Complete. None of the representations or warranties made by DBits or the Majority Members (as modified by DBits Disclosure Letter), nor any statement made in the DBits Disclosure Letter or certificate furnished by DBits pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of DBits in connection with soliciting their consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE II A
         FURTHER REPRESENTATIONS AND WARRANTIES OF THE MAJORITY MEMBERS

        Each Majority Member further represents and warrants separately and severally to First Virtual and Sub as follows on the date hereof and as of the Closing Date:

        2A.1 Due Authorization. This Agreement has been duly and validly executed and delivered by, or on behalf of, the Majority Member and, assuming the due authorization, execution and delivery by First Virtual and Sub, constitutes a valid and binding obligation of the Majority Member enforceable against the Majority Member in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. If the Majority Member is a business entity, the execution and delivery of this Agreement and all Related Agreements to which it is a party have been duly authorized by all necessary action on the part of such entity and constitute valid and binding obligations of such entity, enforceable in accordance with their terms.

        2A.2 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Majority Member of its obligations hereunder will Conflict with any agreement or commitment to which the Majority Members is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Entity applicable to the Majority Member. There are no legal proceedings pending, or to the Majority Member's knowledge, threatened, against such Majority Member which would prevent consummation of the transactions contemplated by this Agreement.

        2A.3 No Consent Needed. Except as disclosed in SECTION 2A.3 of the DBits Disclosure Letter, no consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by the Majority Member in connection with the execution and delivery by the Majority Member of this Agreement or the performance by the Majority Member of his or its obligations hereunder or the consummation by the Majority Member of the transactions contemplated herein.

        2A.4 Ownership of DBits Membership Interests. Such Majority Member is the sole record and beneficial owner of DBits Membership Interests in the percentage set forth next to his or its name in SECTION 2.2(a) of the DBits Disclosure Letter, and such percentage is to be sold pursuant to this Agreement. Such DBits Membership Interests is not subject to any Lien or to any rights of first refusal of any kind. Except as disclosed in SECTION 2.2(b) of the DBits Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Majority Member is party or by which he or it is bound obligating the Majority Member to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold repurchased or redeemed, any DBits Membership Interests or obligating the Majority Member to grant or enter into any such option, warrant, call, right, commitment or agreement. The Member has good and valid title to, and has the sole right to transfer such DBits Membership Interests to Sub. Such interests constitute all of DBits Membership Interests owned, beneficially or of record, by the Majority Member. Sub will receive good title to such DBits Membership Interests, subject to no claim, lien, pledge, charge, security interest or other encumbrance retained, granted or permitted by the Member. The Majority Members has not engaged in any sale or other transfer of its DBits Membership Interests in contemplation of the Merger.

        2A.5 Tax Matters. The Majority Member has had an opportunity to review with its own Tax advisors the Tax consequences to the Majority Member of the Merger and the transactions contemplated by this Agreement, including the sale of his or its ownership interests in DBits to Sub. The Majority Member understands that he or it must rely solely on his or its advisors and not on any statements or representations by First Virtual or Sub, or any of their agents. The Majority Member understands that he or it (and not First Virtual or Sub) shall be responsible for his or its own tax liability that may arise as a result of the Merger or the transactions contemplated by this Agreement.

        2A.6 Absence of Claims by the Majority Member. Except as set forth in
SECTION 2.A6 of DBits the Disclosure Letter, the Majority Member has no claim against DBits whether present or future, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF FIRST VIRTUAL AND SUB

        First Virtual and Sub, jointly and severally, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by First Virtual (the "FIRST VIRTUAL DISCLOSURE LETTER") and dated as of the date hereof, hereby represent and warrant to DBits and each of the Members of DBits as follows:

        3.1 Organization, Standing and Power. First Virtual is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of First Virtual and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on First Virtual and Sub as a whole.

        3.2 Authority. First Virtual and Sub have all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of First Virtual and Sub and no other proceedings of First Virtual or Sub or First Virtual's shareholders are necessary other than approval by First Virtual stockholders of an increase in First Virtual's authorized Common Stock. This Agreement and the Related Agreements have been duly executed and delivered by First Virtual and Sub and constitute the valid and binding obligations of First Virtual and Sub, enforceable in accordance with their respective terms. Except as disclosed in SECTION 3.2 of the First Virtual Disclosure Letter, neither First Virtual nor Sub are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Related Agreements.

        3.3 Capital Structure.

               (a) The authorized stock of First Virtual consists of 40,000,000 shares of Common Stock, $.001 par value, of which 33,091,260 shares were issued and outstanding as of October 30, 1998, and 5,000,000 shares of Preferred Stock, $.001 par value, none of which is issued or outstanding. It is anticipated that, prior to the Effective Time, the Certificate of Incorporation of First Virtual will be amended to increase the authorized number of shares of First Virtual Common Stock to 100,000,000. The authorized Interests of Sub consists of 1,000 shares of Common Stock, $0.001 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by First Virtual. Except as described in the SEC Documents (as defined in Section 3.6), and in SECTION 3.3(a) of the First Virtual Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Interests of First Virtual or obligating First Virtual to issue or sell any shares of Interests of, or other equity interests in, First Virtual. All outstanding shares of First Virtual and Sub have been duly authorized, validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

               (b) The shares of First Virtual Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable, and free of all liens, encumbrances or rights other than those created or imposed by the holders thereof.

        3.4 No Conflict. The execution and delivery by First Virtual and Sub of this Agreement and any Related Agreements to which they are a party do not, and the consummation of the transactions contemplated hereby and thereby will not as of the Effective Time, present a Conflict with (i) any provision of the Certificate of Incorporation and Bylaws of First Virtual or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which First Virtual or Sub or any of their respective properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to First Virtual or Sub or their respective properties or assets, other than Conflicts that shall have been waived prior to the Effective Time, except for such Conflicts as would not reasonably be expected to have a Material Adverse Effect on First Virtual or Sub.

        3.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with First Virtual (so as not to trigger any Conflict), is required by or with respect to First Virtual or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which First Virtual or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Articles of Merger with the Secretary of State of Illinois, (iii) consents, waivers, approvals, orders or authorizations, registrations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on First Virtual or Sub.

        3.6 SEC Documents; First Virtual Financial Statements. First Virtual has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since December 31, 1996. First Virtual has furnished or made available to DBits true and complete copies of all reports, proxy statements (including Preliminary Copies of the Proxy Statement in connection with the Agreement and Plan of Reorganization between First Virtual and Email Publishing Inc. and certain other parties dated August 20, 1998) or registration statements filed by it with the SEC since June 30, 1997, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "SECURITIES ACT") or the Securities Exchange Act of 1934 (the "EXCHANGE ACT") as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date of this Agreement. The financial statements of First Virtual, including the notes thereto, included in the SEC Documents (the "FIRST VIRTUAL FINANCIAL STATEMENTS") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of First Virtual at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in First Virtual accounting policies except as described in the notes to the First Virtual Financial Statements; provided, however, First Virtual may have restated or may restate one or more of the First Virtual Financial Statements to reflect acquisitions entered into subsequent to the respective dates thereof.

        3.7 No Material Adverse Change. Except as set forth in SECTION 3.7 of the First Virtual Disclosure Letter, since June 30, 1998, First Virtual has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of First Virtual; (b) any amendment or change in the Certificate of Incorporation or Bylaws of First Virtual; or (c) any acquisition, sale or transfer of any material asset except in the ordinary course of First Virtual's business.

        3.8 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which First Virtual or Sub has received any notice of assertion against First Virtual or Sub, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or the Related Agreements.

        3.9 Brokers' and Finders' Fees; Third Party Expenses. Neither First Virtual nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of DBits. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, DBits agrees (except to the extent that First Virtual shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. DBits shall promptly notify First Virtual of any event or occurrence or emergency not in the ordinary course of its business, and any material event involving or adversely affecting DBits or its business. Except as expressly contemplated by this Agreement, DBits shall not, without the prior written consent of First Virtual:

               (a) Enter into any commitment, activity or transaction not in the ordinary course of business.

               (b) Transfer to any person or entity any rights to any DBits Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

               (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of DBits;

               (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in DBits Disclosure Letter;

               (e) Commence any litigation;

               (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Interests, or split, combine or reclassify any of its Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Interests of DBits, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its Interests (or options, warrants or other rights exercisable therefor);

               (g) Except for the issuance of DBits Membership Interests upon exercise of presently outstanding DBits Options, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its Interests or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (h) Cause or permit any amendments to its Articles of Organization or Operating Agreement other than amendment of the Operating Agreement to update schedules to reflect changes in the ownership of Membership Interests or as otherwise described in the DBits Disclosure Letter;

               (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of DBits;

               (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

               (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of DBits or guarantee any debt securities of others, except for indebtedness for the Operating Loans as contemplated by Section 5.14 hereof;

               (l) Grant, pay, or commit to pay, any severance or termination pay to any director, officer, employee or consultant, including payments made pursuant to written agreements outstanding on the date hereof (which agreements are disclosed in SECTION 4.1(l) of the DBits Disclosure Letter);

               (m) Adopt or amend any employee benefit plan, program, policy or arrangement, or enter into any employment contract, extend any employment offer, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees, except as may be required under existing agreements or plans as disclosed in
SECTION 4.1(m) of the DBits Disclosure Letter;

               (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

               (o) Pay, discharge or satisfy, in an amount in excess of $5,000, in any one case, or $5,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in DBits Financial Statements or arising in the ordinary course of business after September 30, 1998 or arising in connection with the transactions contemplated by this Agreement;

               (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (q) Enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

               (r) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

               (s) Waive or commit to waive any rights with a value in excess of $5,000, in any one case, or $5,000, in the aggregate;

               (t) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;

               (u) Alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which DBits directly or indirectly holds any interest on the date hereof; or

               (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (u) above, or any other action that would prevent DBits from performing or cause DBits not to perform its covenants hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither DBits nor the Majority Members will (nor will DBits or the Majority Members permit any of DBits' officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than First Virtual and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of DBits (whether by way of merger, purchase of Interests, purchase of assets or otherwise) or any material portion of its or their Interests or assets, (b) provide information with respect to it to any person, other than First Virtual, relating to the possible acquisition of DBits (whether by way of merger, purchase of Interests, purchase of assets or otherwise) or any material portion of its or their Interests or assets, (c) enter into an agreement with any person, other than First Virtual, providing for the acquisition of DBits (whether by way of merger, purchase of Interests, purchase of assets or otherwise) or any material portion of its or their Interests or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of DBits or any of it subsidiaries (whether by way of merger, purchase of Interests, purchase of assets or otherwise) or any material portion of its or their Interests or assets by any person, other than by First Virtual. DBits shall immediately cease and cause to be terminated any such contracts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if DBits or any Majority Member receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, DBits or the Majority Member, as applicable, shall immediately notify First Virtual thereof, including information as to the identity of the offer or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as First Virtual may reasonably request.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 DBits Member Approval. As promptly as practicable after the execution of this Agreement and at such time as is permitted by applicable law, DBits shall submit this Agreement and the transactions contemplated hereby to its Members for approval and adoption as provided by Illinois Law and its Articles of Organization and Operating Agreement and such other documents necessary to satisfy the requirements of Section 4(2) of the Securities Act and Regulation D thereunder. DBits shall use its best efforts to solicit and obtain the consent of its Members sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to DBits' Members shall be subject to review and approval by First Virtual and include copies of the SEC Documents and information regarding DBits, the terms of the Merger and this Agreement and the recommendation of the Manager of DBits in favor of the Merger and this Agreement.

        5.2 Sale of Shares. The parties hereto acknowledge and agree that the Merger Shares and Warrants and the shares of First Virtual Common Stock issuable upon exercise of the Warrants issuable to the DBits Members pursuant to Section
1.7 hereof, shall constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. The certificates for such securities shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that First Virtual is relying upon the written representations made by the Members in the Member's Certificates attached hereto as EXHIBIT I.

        5.3 Access to Information. Each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request, subject, in the case of First Virtual, to reasonable limits on access to its technical and other nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4 Confidentiality. Each of the parties hereto hereby agrees to keep the terms of this Agreement (except to the extent contemplated hereby) confidential and further agrees that all information or knowledge obtained in any investigation pursuant to Section 5.3 shall be "CONFIDENTIAL INFORMATION" subject to the Nondisclosure Agreement dated July 28, 1998 between First Virtual and DBits.

        5.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except that First Virtual shall pay fifty percent (up to a maximum of $10,000) of the expenses of the audit of DBits' financial statements by Ernst & Young and First Virtual shall pay for the entire cost of the review by Ernst & Young of DBits' September 30, 1998 unaudited financial statements; provided that in the event that the Merger is consummated, all Third Party Expenses incurred by DBits or the Majority Members (other than fifty percent (up to $10,000) of the expenses for the audit by Ernst & Young and the costs of the review of the September 30, 1998 financial statements) shall be paid by the Majority Members on or before the Closing Date.

        5.6 Public Disclosure. Unless otherwise required by law (including, without limitation, federal and state securities laws) or, as to First Virtual, by the rules and regulations of the National

Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the terms of this Agreement shall be made by any party hereto unless approved by First Virtual and DBits prior to release, provided that such approval shall not be unreasonably withheld.

        5.7 Consents. DBits shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the DBits Disclosure Letter) so as to preserve all rights of and benefits to DBits thereunder. DBits and First Virtual shall work together to obtain the consent of WebLogic to the assignment and amendment of the WebLogic ISV Software License Agreement in a manner reasonably acceptable to First Virtual to fulfill its anticipated business needs.

        5.8 FIRPTA Compliance. On or prior to the Closing Date, DBits shall deliver to First Virtual a properly executed statement in a form reasonably acceptable to First Virtual for purposes of satisfying First Virtual's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that First Virtual shall not be required to agree to any divestiture by First Virtual or DBits or any of First Virtual's subsidiaries or affiliates of shares of Interests or of any business, assets or property of First Virtual or its subsidiaries or affiliates or DBits or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.10 Notification of Certain Matters. DBits and the Majority Members shall give prompt notice to First Virtual, and First Virtual shall give prompt notice to DBits, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of DBits or Majority Members and First Virtual, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of DBits or First Virtual, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.11 Limitation on Transfers by DBI L.L.C.. DBI L.L.C. will not transfer or encumber any of the Merger Consideration it receives pursuant to this Agreement for a period of twelve months from the Closing Date other than sales of First Virtual Common Stock pursuant to the

Registration Rights Agreement ("REGISTERED SALES"). Any proceeds obtained by DBI L.L.C. from Registered Sales shall not be distributed or encumbered for a period of twelve months following the Closing Date; provided that, unless the FV Indemnified Parties shall have asserted a Claim pursuant to Section 7.5 for Damages in an amount that exceeds the value of the Merger Consideration and cash in the Escrow Fund, which Claim remains unresolved as of the respective dates below, DBI LLC may distribute the following amounts of the proceeds from Registered Sales on the following dates:

               (a) one-quarter of the proceeds realized in the 90 days after the Closing Date, on the 90th day after the Closing Date;

               (b) one-half of the proceeds realized in the 180 days after the Closing Date, less the proceeds distributed pursuant to (a) above, on the 180th day after the Closing Date;

               (c) three-quarters of the proceeds realized in the 270 days after the Closing Date, less the proceeds distributed pursuant to (a) and (b) above, on the 270th day after the Closing Date; and,

               (d) the balance of the proceeds on the anniversary date of the Closing Date.

        5.12 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.13 Nasdaq National Market Listing. First Virtual shall authorize the Merger Shares and the shares of First Virtual Common Stock issuable upon exercise of the Warrants for listing on the Nasdaq National Market upon official notice of issuance.

        5.14 Operating Loans and Member Loans.

               (a) First Virtual shall loan DBits funds to satisfy ordinary operating expenses in an amount not to exceed the product of (i) $150,000 and
(ii) the number of months (including any fraction of a month) (the "OPERATING LOANS") from the date of this Agreement until the Closing Date or Termination in accordance with Section 8.1. Advances shall be made in amounts specified by DBits within five (5) days following the date of receipt of a written statement specifying in reasonable detail DBits' proposed application of the proceeds (the "SPENDING PLAN"), which Spending Plan shall be satisfactory to First Virtual. First Virtual shall not unreasonably withhold its consent to any Spending Plan, provided that such Spending Plan shall in the good faith judgment of the Manager of DBits be consistent with maintaining and preserving DBits' operations. The proceeds of any loan shall be used only for the purposes set forth in the Spending Plan delivered with respect to such loan.

               (b) Upon execution of this Agreement, First Virtual shall repay in cash the principal and interest, accruing at the rate of 9% per annum, on the Member Loans extended to DBits on or after October 30, 1998 and up to the date of this Agreement (the "RECENT MEMBER LOANS"); provided that the Recent Member Loans and the accrued interest thereon shall not exceed $26,000, excluding any portion of the Recent Member Loans that were used to pay Aging Receivables or expenses not in the ordinary course of DBits' business. Notwithstanding anything herein to the contrary (including without limitation Section 1.3 hereof), neither First Virtual nor the Surviving Corporation shall have any obligation to repay any Recent Member Loans in excess of the foregoing amount.

               (c) First Virtual shall repay the principal and interest of the Member Loans, other than the Recent Member Loans, upon the Closing as provided in Section 6.2(d) hereof.

        5.15 Intellectual Property Agreements. DBits shall use its reasonable best efforts to enter into confidentiality and intellectual property assignment agreements in forms reasonably acceptable to First Virtual with all of its present or past employees, consultants and independent contractors that have not previously entered into such agreements or where the existing agreements are not acceptable to First Virtual.

        5.16 Severance Agreements. DBits shall use its reasonable best efforts to eliminate any severance payment obligations of the Surviving Corporation to any employee of DBits through means that will not create a liability for the Surviving Corporation. Notwithstanding anything herein to the contrary (including without limitation Section 1.3 hereof), neither First Virtual nor the Surviving Corporation shall assume any obligation to make severance payments to any current or past DBits employees.

        5.17 First Virtual Exchange Act Filings. First Virtual shall use its reasonable best efforts to file on a current basis with the SEC all reports and other documents required of First Virtual under the Exchange Act to enable the Members to benefit from the restricted security resale provisions of Rule 144 under the Securities Act.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) Member Approval. This Agreement and the Merger shall have been approved and adopted by the Members of DBits by the requisite vote under applicable law and DBits' Operating Agreement.

               (b) Securities Law Compliance. The issuance of First Virtual Common Stock in the Merger shall be exempt from the registration requirement of the federal securities laws and shall have been qualified or shall be exempt under all applicable state securities laws.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

               (d) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against First Virtual or DBits, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

        6.2 Additional Conditions to the Obligations of DBits and Members. The obligations of DBits and Members to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by DBits:

               (a) Representations and Warranties. The representations and warranties of First Virtual and Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and First Virtual and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), financial condition or results of operations of First Virtual and its subsidiaries, taken as a whole.

               (c) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of First Virtual since the date hereof. For purposes of this condition, a decline in the trading price of First Virtual's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not constitute a material adverse change; provided, however, that the commencement of any action for de-listing of the Common Stock of First Virtual from the Nasdaq National Market shall constitute a material adverse change.

               (d) Payment of Member Loans. First Virtual shall repay at Closing the Member Loans, other than the Recent Member Loans (the "REMAINING MEMBER LOANS"), in cash, together with interest thereon at the rate of 9% per annum; provided that the Remaining Member Loans and the accrued interest thereon shall not exceed the product of (i) $150,000 and (ii) the number of months (including the fraction of any month if the date of execution of this Agreement shall not occur on the last day of a month) from September 1, 1998 through October 29, 1998, excluding any portion of the Remaining Member Loans that were used to pay Aging Receivables or expenses not in the ordinary course of DBits' business. Notwithstanding anything herein to the contrary (including without limitation Section 1.3 hereof), neither First Virtual nor the Surviving Corporation shall have any obligation to repay any Remaining Member Loans in excess of the foregoing amount.

               (e) Legal Opinion. DBits shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to First Virtual, in substantially the form attached hereto as EXHIBIT G.

               (f) Registration Rights Agreement. First Virtual shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as EXHIBIT B.

               (g) Certificates of First Virtual and Sub. DBits shall have been provided with certificates executed on behalf of First Virtual and Sub by the President or Vice President of First Virtual and Sub to the effect that, as of the Effective Time, the conditions set forth in Section 6.2 (a), (b) and (c) have been satisfied.

        6.3 Additional Conditions to the Obligations of First Virtual and Sub.. Obligations of First Virtual and Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by First Virtual:

               (a) Representations, Warranties and Covenants. The representations and warranties of DBits and the Majority Members in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time and DBits and the Majority Members shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

               (c) Third Party Consents. Any and all consents, waivers, and approvals listed in DBits Disclosure Letter shall have been obtained, except for those that would not have a Material Adverse Effect on DBits, provided that the failure of DBits and First Virtual to obtain an assignment and amendment of the WebLogic ISV Software License Agreement to provide for use of the ISV software as part of ResponseNow in a service bureau model under substantially similar economic terms shall be deemed a Material Adverse Effect.

               (d) Legal Opinion. First Virtual shall have received a legal opinion from the Law Offices of Anthony O. Brown, P.C., legal counsel to DBits, in substantially the form of EXHIBIT H hereto.

               (e) Employment and Non-Competition Agreements. Derek Scruggs shall have executed and delivered to First Virtual an Employment Agreement in substantially the form attached hereto as EXHIBIT C, and a Non-Competition Agreement in substantially the form attached hereto as

EXHIBIT D, and such Employment Agreements and Non-Competition Agreement shall be in full force and effect.

               (f) Share Repurchase and Vesting Agreement. Derek Scruggs shall have executed and delivered to First Virtual a Share Repurchase and Vesting Agreement in substantially the form attached hereto as EXHIBIT E.

               (g) Member's Certificate. Each Member of DBits shall have executed and delivered to First Virtual a Member's Certificate in substantially the form attached hereto as EXHIBIT I.

               (h) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of DBits since the date hereof.

               (i) Operating Loan Information. First Virtual shall have received from DBits at least five business days prior to the Closing Date, SECTION 6.3(i) of the DBits Disclosure Letter identifying Members that provided funds for the Members Loan to DBits and identifying the amounts due to such Members as of the Closing Date under the terms of the Members Loan.

               (j) Registration Rights Agreement. Each Member of DBits shall have executed and delivered to First Virtual the Registration Rights Agreement in substantially the form attached hereto as EXHIBIT B.

               (k) Member Approval. The holders of at least 90% of the DBits Membership Interests shall have approved this Agreement, the Merger and the transactions contemplated thereby, and no DBits Member shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their DBits Membership Interests by virtue of the Merger.

               (l) DBits Equity Ownership. At the Effective Time, DBI LLC and Derek Scruggs together shall own no less than sixty-five percent (65%) of DBits Membership Interests plus the total DBits Membership Interests issuable upon exercise in full of all options, warrants or other rights to acquire DBits Membership Interests.

               (m) Intellectual Property Agreements. DBits shall have obtained and delivered to First Virtual written confidentiality and intellectual property assignment agreements, in forms reasonably acceptable to First Virtual, executed by all present employees, all past employees involved with intellectual property development, and all past and present consultants and independent contractors.

               (n) No Severance Payments. Notwithstanding anything in Section 4.1(l) and (m) to the contrary, DBits shall have eliminated any severance payment obligations of the Surviving Corporation without incurring a liability to DBits or the Surviving Corporation.

               (o) Approval of Increase in First Virtual Authorized Capital Stock. An amendment to First Virtual's Certificate of Incorporation to increase First Virtual's authorized capital stock shall have been approved by the required vote of the holders of Common Stock of First Virtual pursuant to the Delaware General Corporation Law and the rules of the Nasdaq National Market and First Virtual will use its reasonable best efforts to obtain such approval.

               (p) Certificate of DBits and Majority Members. First Virtual shall have been provided with a certificate executed by the Majority Members and executed on behalf of DBits by its Chief Executive Officer to the effect that, as of the Effective Time the provisions set forth in Section 6.3 (a) through
(c), (h) and (k) through and (n) have been satisfied.

                                  ARTICLE VII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNIFICATION AND ESCROW ARRANGEMENTS

        7.1 Survival of Representations and Warranties.

               (a) Representations and Warranties of DBits, Majority Members and Members. The representations and warranties of DBits, the Majority Members and the Members in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m. Delaware time on:

                    (i) the first anniversary of the Closing Date, in the case of all representations, warranties and covenants other than those specified in clauses 7.1(a)(ii) and (iii) below; or

                    (ii) the second anniversary of the Closing Date in the case of representations and warranties contained in Section 2.13 hereof (intellectual property); or

                    (iii) the expiration date of the longest applicable federal or state statute of limitation (including extensions thereof), or if there is no applicable statute of limitation, ten (10) years after the Closing Date in the case of the representations and warranties contained in Sections 2.21 (environmental matters) and 2.10 (taxes) hereof.

               (b) Representations and Warranties of First Virtual and Sub. The representations and warranties of First Virtual and Sub in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m. Delaware time on the first anniversary of the closing Date.

        7.2 General Indemnification by the Members. Each Member, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless First Virtual, Sub and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "FV INDEMNIFIED PARTY" and collectively, the "FV INDEMNIFIED PARTIES") from, against and in respect of:

               (a) all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (collectively "Damages") suffered, sustained, incurred or paid by any Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any breach of any representation, warranty, covenant or agreement of DBits, the Majority Members or the Members set forth in this Agreement, the Disclosure Letter or in any Certificate delivered pursuant to this Agreement in connection herewith;

               (b) any Damages incident to DBits severance obligations as provided in Section 5.16; and

               (c) any Damages relating to intellectual property claims made by present or former DBits employees, consultants or independent contractors.

        7.3 Indemnification by First Virtual and Surviving Corporation. First Virtual and Surviving Corporation, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless DBits, the Members and their respective officers, directors, employees, stockholders, members, assigns, successors and affiliates (individually, a "DB INDEMNIFIED PARTY" and collectively, the "DB INDEMNIFIED PARTIES") from, against and in respect of all Damages suffered, sustained, incurred or paid by any DB Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly, any breach of any representation, warranty, covenant or agreement of First Virtual or Sub set forth in this Agreement or in the Registration Rights Agreement.

        7.4 Limitation and Expiration of Indemnification. Notwithstanding anything in Section 7.2 or 7.3 above or elsewhere in this Agreement or otherwise:

               (a) Definitions.

                    (i) "PRO RATA PORTION" with respect to any Member of DBits (including the Majority Members) shall mean the ratio obtained by dividing (i) the value of the Merger Consideration received by such Member pursuant to the Merger (including the portion thereof contributed to the Escrow Fund) by (ii) the aggregate value of the Merger Consideration. For purposes of the foregoing, the Merger Shares shall be valued at the average closing price of First Virtual Common Stock as reported on the Nasdaq National Market System for the twenty
(20) consecutive trading day period ending on the third trading day prior to the Closing Date (the "CLOSING DATE PRICE"), and Merger Warrants shall be valued as of the Closing Date by Ernst & Young, LLP, First Virtual's independent accountants, in a manner consistent with GAAP warrant valuation principles.

                    (ii) "TOTAL MERGER CONSIDERATION" means the cash value of all Merger Shares valued at the Closing Date Price plus the value of all Merger Warrants valued as of the Closing Date by Ernst & Young, LLP, First Virtual's independent accountants, in a manner consistent with GAAP warrant valuation principles, plus the amount of any Cash Consideration.

               (b) No FV Indemnified Party or DB Indemnified Party (each an "INDEMNIFIED PARTY") may recover any Damages unless the aggregate amount of such Damages shall exceed the sum of $50,000 (the "INDEMNIFICATION THRESHOLD"); in such case, the Indemnified Party may recover the total of its Damages, including the first $50,000; provided, however, that the Indemnification Threshold shall not apply to Damages as described in Section 7.2(b) and (c).

               (c) Any claims for Damages by the FV Indemnified Parties shall first be asserted against the Escrow Fund as provided in Section 7.6 below; and no claims for Damages may be asserted against DBits or the Majority Members unless and until the Escrow Fund is inadequate to satisfy such Damages (or the Escrow Fund has been terminated and its assets distributed to the Members of DBits), in which event, and subject to clause (d) of this Section 7.4, the FV Indemnified Parties may assert claims and proceed against the Majority Members for the amount of Damages that remain unsatisfied after exhaustion or termination of the Escrow Fund (the "UNSATISFIED DAMAGES").

               (d) Notwithstanding anything to the contrary in this Agreement, the Related Agreements or elsewhere, each Majority Members' obligation for Unsatisfied Damages shall be limited to the value of the Total Merger Consideration.

               (e) Notwithstanding anything to the contrary in this Agreement, the Related Agreements or elsewhere, Members of DBits (other than the Majority Members) shall not have personal liability or obligation of any kind or nature whatsoever, whether in law or in equity; the FV Indemnified Parties' sole recourse for Damages as against any Member that is not a Majority Member shall be limited to their rights to obtain Merger Shares and Cash Consideration from the Escrow Fund as provided in Section 7.6 below.

               (f) The aggregate amount of First Virtual and Sub's liability under this Article VII shall not exceed the value of the Total Merger Consideration.

        The Members shall not have any right of contribution from DBits with respect to any Damages claimed by First Virtual after the Effective Time. Nothing herein shall limit the liability of DBits, the Members, First Virtual or Sub for any breach of any representation, warranty or covenant if the Merger does not close.

        7.5 Indemnification Procedures. All claims and demands for indemnification under this Article VII ("CLAIMS") shall be asserted and resolved as follows:

               (a) Direct Claims by Parties. In the event that any FV Indemnified Party or a DB Indemnified Party (each an "INDEMNIFIED PARTY") has a Claim against any party obligated to provide indemnification pursuant to Section
7.2 or 7.3 hereof (an "INDEMNIFYING PARTY") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "CLAIM NOTICE"). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that it disputes such Claim, with a detailed statement of the basis of such position (the "DISPUTE NOTICE"), the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

               (b) Third Party Claims.

                    (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                    (ii) In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                    (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have a material adverse effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party; provided that any settlement of such matter shall be subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed.

               (c) Nothing herein shall be deemed to prevent an Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and there is reasonable grounds to believe that such Claim will likely be made.

               (d) The Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.5 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

               (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article VII, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

               (f) The parties agree that an Indemnified Party shall use all reasonable commercial efforts to recover any Damages from a third party that would likely be deemed responsible for such Damages to the extent that the Indemnified Party has the right to make such Claim against such third party.

               (g) Notwithstanding anything to the contrary in this Agreement, the Related Agreements or elsewhere, the Majority Members (or either of them) may satisfy their indemnification obligations for Unsatisfied Damages, in whole or in part, by assigning to First Virtual a number of Merger Shares, and if all Merger Shares have been so assigned, by assigning to First Virtual Merger Warrants, which in each case shall be valued for this purpose at the Closing Date Price per Share and Warrant and the amount of the Unsatisfied Damages shall be reduced by the aggregate value of the Merger Shares or Warrants so assigned.

        7.6 Escrow Arrangements.

               (a) Escrow Fund. As security for the indemnity provided for in
Section 7.2 hereof and by virtue of this Agreement, the Members will be deemed to have received and deposited with the Escrow Agent the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by First Virtual after the Effective Time) without any act of any Member. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Fund contributed on behalf of each Member shall be in proportion to the aggregate Merger Shares and any Cash Consideration which such holder would otherwise be entitled under Section 1.7.

               (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the first anniversary of the Closing Date (the "RELEASE DATE")

(the "ESCROW PERIOD"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in reasonable judgement of First Virtual, subject to the objection of the Member Representative (as defined in Section 7.7 below) and the subsequent arbitration of the matter in the manner provided in Section 7.6(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period (the "UNSATISFIED ESCROW CLAIMS"). Promptly following the Release Date, First Virtual shall issue instructions to the Escrow Agent to release to the Members any cash and First Virtual Common Stock remaining in the Escrow Fund on the Release Date less the sum of any cash plus the number of shares valued at the Closing Date Price in the aggregate equal to the amount of the Unsatisfied Escrow Claims. As soon as all of the Unsatisfied Escrow Claims have been resolved, the Escrow Agent shall deliver to the Members the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Members pursuant to this Section 7.6(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

               (c) Protection of Escrow Fund.

                    (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of First Virtual and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                    (ii) Any shares of First Virtual Common Stock or other equity securities issued or distributed by First Virtual (including shares issued upon a stock split) ("NEW SHARES") in respect of First Virtual Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of First Virtual Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on First Virtual Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

                    (iii) Each Member shall have voting rights with respect to the shares of First Virtual Common Stock contributed to the Escrow Fund by such Member (and on any voting securities added to the Escrow Fund in respect of such shares of First Virtual Common Stock).

                    (iv) The Cash Consideration, if any, placed in the Escrow Fund, together with all interest accruing thereon, shall be invested by the Escrow Agent, without distinction as to principal and income, upon receipt of written instructions from an officer of First Virtual and the Member Representative, in one or more of the following investments: (i) interest bearing open-ended or time deposits of any domestic bank with assets in excess of $500,000,000 (including deposit in the Escrow Agent's bank money market deposit accounts), including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; or (ii) any other investment vehicle pursuant to the written instructions from First Virtual and the Member

Representative including, without limitation, money market and other mutual funds offered or advised by Escrow Agent or any of Escrow Agent's affiliates. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to Section 7.6(d) hereof. The Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to this Agreement other than those losses resulting from its gross negligence or willful misconduct or bad faith. In effecting any such sale or liquidation Escrow Agent may without inquiry rely upon written instructions from an authorized officer of First Virtual and the Member Representative as to which investments to sell or liquidate. The parties acknowledge that payment of any interest earned on the funds invested in this escrow will be subject to backup withholding penalties unless either a properly completed Internal Revenue Service Form W8 or W9 certification is submitted to Escrow Agent at the time of execution of this Agreement.

               (d) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of First Virtual (an "OFFICER'S CERTIFICATE"): (A) stating that First Virtual has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of
Section 7.6(e) hereof, deliver to First Virtual out of the Escrow Fund, as promptly as practicable, first any cash and then shares of First Virtual Common Stock held in the Escrow Fund valued at the Closing Date Price with an aggregate value equal to such Damages.

               (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Member Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to First Virtual of any Escrow Amounts pursuant to Section 7.6(d) hereof unless the Escrow Agent shall have received written authorization from the Member Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash or shares of First Virtual Common Stock from the Escrow Fund in accordance with Section 7.6(d) hereof; provided, however, that no such payment or delivery may be made if the Member Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

               (f) Resolution of Conflicts; Arbitration.

                    (i) In case the Member Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Member Representative and First Virtual shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Member Representative and First Virtual should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow

Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of First Virtual Common Stock from the Escrow Fund in accordance with the terms thereof.

                    (ii) If no such agreement can be reached after good faith negotiation, either First Virtual or the Member Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to First Virtual and the Member Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, First Virtual and the Member Representative cannot mutually agree on one arbitrator, First Virtual and the Member Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                    (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

               (g) Third-Party Claims. In the event First Virtual becomes aware of a third-party claim which First Virtual believes may result in a demand against the Escrow Fund, First Virtual shall notify the Member Representative of such claim, and DBits Members shall be entitled, at their expense, to participate in any defense of such claim. First Virtual shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Member Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Member Representative has consented to any such settlement, DBits Members shall have no power or authority to object under any provision of this Article VII to the amount of any claim by First Virtual against the Escrow Fund with respect to such settlement.

               (h) Escrow Agent's Duties.

                    (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of First Virtual and the Member Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                    (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                    (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                    (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                    (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                    (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the

Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of First Virtual Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of First Virtual Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                    (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                    (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

               (ix) In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

               (x) Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

               (i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by First Virtual in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

        7.7 Member Representative.

               (a) In the event that the Merger is approved by the Members of DBits, effective upon such vote, and without further act of any stockholder, Richard Angell shall be appointed as agent and attorney-in-fact (the "MEMBER REPRESENTATIVE") for each Member, for and on behalf of Members, to give and receive notices and communications, to make the Cash Election, to authorize delivery to First Virtual of cash and shares of First Virtual Common Stock from the Escrow Fund in satisfaction of claims by First Virtual, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing. Such Member Representative may be changed by the members of DBits from time to time upon not less than thirty (30) days prior written notice to First Virtual; provided, however, that a Member Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Member Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Member Representative, and the Member Representative shall not receive compensation for his or her services. Notices or communications to or from the Member Representative shall constitute notice to or from each of the Members.

               (b) The Member Representative shall not be liable for any act done or omitted hereunder as Member Representative while acting in good faith and in the exercise of reasonable judgment. The Members on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Member Representative and hold the Member Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Member Representative and arising out of or in connection with the acceptance or administration of the Member Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Member Representative.

               (c) A decision, act, consent or instruction of the Member Representative shall constitute a decision of all Members for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such

Members, and the Escrow Agent and First Virtual may rely upon any such decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of each and every such Member. The Escrow Agent and First Virtual are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Member Representative.

        7.8 Remedies Cumulative. The remedies set forth in this Article VII are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the FV or the DB Indemnified Parties, respectively, under any other agreement or pursuant to statutory or common law.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

               (a) by mutual consent of DBits and First Virtual;

               (b) by First Virtual or DBits if: (i) the Effective Time has not occurred by December 31, 1998, (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

               (c) by First Virtual if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit First Virtual's ownership or operation of any portion of the business of DBits or (ii) compel First Virtual to dispose of or hold separate all or a portion of the business or assets of DBits or First Virtual as a result of the Merger;

               (d) by First Virtual if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of DBits or any Member and such breach has not been cured within ten
(10) calendar days after written notice to DBits; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

               (e) by First Virtual if more than thirty days after the date of this Agreement, DBits has not entered into confidentiality and intellectual property assignment agreements as provided in Section 6.3(m) hereof;

               (f) by DBits if neither it nor any Member is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of First Virtual or Sub and such breach has not been cured within ten (10) calendar days after written notice to First Virtual or

Sub; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

               (g) by First Virtual if an event having a Material Adverse Effect on DBits shall have occurred after the date of this Agreement;

               (h) by DBits if any "material adverse change" (as defined in Section 6.2(c) hereof) with respect to First Virtual shall have occurred after the date of this Agreement.

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of First Virtual, DBits, the Majority Members, or their respective officers, directors, Manager, Members or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.4, 5.5, 5.6 and Article VII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, First Virtual, on the one hand, and DBits and the Majority Members, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to First Virtual or Sub, to:

                      First Virtual Holdings Incorporated

                      4104 Sorrento Valley Blvd., Suite 200
                      San Diego, CA 92121
                      Attention:  Keith S. Kendrick, President
                      Telephone:  619-410-3700
                      Facsimile:  619-410-3701

                      with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention:  John T. Sheridan
                    Telephone:  650-493-9300
                    Facsimile:  650-493-6811

             (b) if to DBits, to:

                    Scott Paseltiner
                    440 S. LaSalle Street, 28th Floor
                    Chicago, IL 60606
                    Telephone No.: (312) 913-5802
                    Facsimile No.:  (312) 913-5858

                    with a copy to:

                    Anthony O. Brown
                    500 Skokie Boulevard, Suite 585
                    Northbrook, IL 60062
                    Telephone No.: 847-509-0774
                    Facsimile No.:  847-509-1330

             (c) if to the Member Representative:

                    Richard Angell
                    401 S. LaSalle, Suite 700
                    Chicago, IL 60605
                    Telephone No.: (312) 786-4711
                    Facsimile No.:  (312) 786-4777

             (d) if to the Escrow Agent:

                    Chase Manhattan Bank and Trust Company, National Association 101 California Street, Suite 2725
                    San Francisco, CA 94111

                    Attention: James Nagy
                    Telephone No.: (415) 954-9507
                    Facsimile No.: (415) 693-8850

        9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.4 Entire Agreement; Assignment. This Agreement, the DBits Disclosure Letter, the First Virtual Disclosure Letter, the Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that First Virtual and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        9.8 Arbitration. Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Diego County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, supplemented by the Large Complex Case Procedures of the American Arbitration Association (the "RULES"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. At the request of either party, the arbitration proceedings pursuant hereto will be conducted confidentially. In such case all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in confidence under seal, available for inspection only by the arbitrator(s), the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The costs and expenses of such arbitration (including the reasonable fees and expenses of one counsel for each of the parties) shall be paid by the non-prevailing party in such arbitration, as determined by the arbitrator(s).

               9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                            [Signature Pages Follow]

        IN WITNESS WHEREOF, First Virtual, Sub, DBits, Derek Scruggs, DBI LLC and the Member Representative and Escrow Agent (as to Article VII only) have caused this Agreement to be signed individually or by their duly authorized respective officers, all as of the date first written above.


                                            FIRST VIRTUAL HOLDINGS INCORPORATED


                                            By /s/ KEITH S. KENDRICK
                                              ----------------------------------
                                               Name:  Keith S. Kendrick
                                               Title: President


                                            DB ACQUISITION CORP.


                                            By /s/ KEITH S. KENDRICK
                                              ----------------------------------
                                               Name:  Keith S. Kendrick
                                               Title: President


                                            DISTRIBUTED BITS L.L.C.


                                            By: DBI, L.L.C., its Manager



                                            By: /s/ SCOTT PASELTINER
                                              ----------------------------------
                                               Name:  Scott Paseltiner
                                               Title: Manager














            [Signature Page to Agreement and Plan of Reorganization]

                               MAJORITY MEMBERS


                               /s/ DEREK SCRUGGS
                               ------------------------------------
                               Derek Scruggs

                               DBI L.L.C.


                               By /s/ SCOTT PASELTINER
                                 ----------------------------------
                               Name:  Scott Paseltiner
                               Title: Manager


                               MEMBER REPRESENTATIVE


                               /s/ RICHARD ANGELL
                               ------------------------------------
                               Richard Angell, solely in his capacity as Member Representative and not personally


                               CHASE MANHATTAN BANK AND TRUST
                               COMPANY, NATIONAL ASSOCIATION


                               By
                                 ----------------------------------
                                 Name:
                                 Title:














            [Signature Page to Agreement and Plan of Reorganization]